Exhibit 99.2

                              MICROS SYSTEMS, INC.

                           Moderator: Tom Giannopoulos
                                January 27, 2005
                                   3:45 pm CT

Operator:             Ladies and gentlemen, thank you for standing by.  Welcome
                      to the MICROS Systems Second Quarter Fiscal 2005 Results conference call. During the presentation all participants will be in a listen-only mode.

                      Afterwards, we will conduct a question and answer session. At that time if you would like to register for a question, please press the 1 followed by the 4 on your telephone. As a reminder, this conference is being recorded Thursday, January 27, 2005.

                      I would now like to turn the conference over to Mr. Tom Giannopoulos, Chairman and Chief Executive Officer. Please go ahead.

Tom Giannopoulos:     Thanks, (Maria).  And good afternoon, everyone and thank
                      you again for being with us. This is the Second Quarter
                      Fiscal Year 2005 conference call.

                      As always, I'm here with Gary Kaufman, Tom Patz, and Peter Rogers. And we'll start with Peter and a disclaimer.

Peter Rogers:         Thank you, Tom.  Good evening, ladies and gentlemen.
                      Some of the statements contained in the conference call today are not based on historic fact. Instead, they are forward-looking statements and involve risk and uncertainties.

                      Some of the uncertainties are product demand, marked acceptance of products, adverse economic factors, impact of competitive products on pricing and margins, product development delays and technological difficulties.

                      Other risks are identified in MICROS' fiscal 2004 10-K, which is on file with the Securities and Exchange Commission.

                      Tom?

Tom Giannopoulos:     Thanks, Peter.  As per our press release this afternoon,
                      the financial results for the second quarter were very strong, exceeding substantially our budgeted objectives and also the consensus expectations, both for revenue and EPS.

                      Revenue for the quarter was 141.930 million, exceeding our guidance which we gave last October of 128 million to 130 million.

                      Net income for the quarter was 11.7 million, again exceeding our guidance of 9 million to 10 million. And EPS for the quarter was 59 cents, exceeding our budget of 50 cents and the consensus number of 53 cents.

                      Overall, a very strong quarter. And again, a terrific job done by all MICROS employees worldwide. And a great thanks to our customers as well.

                      The revenue of 149 - 141.930 was the second highest in our history -- a very encouraging sign for overall business strategy.

                      Revenue for the first six months of our fiscal year was
                      271.892 million -- a very healthy increase of 21.6% over last year's 223 million.

                      Going down the press release on the second page, gross margin for the quarter came in at 71 million or 50.1%, which is in line with our expectations.

                      Operating expenses are 54.285 million. This number also includes over 1.25 million for compliance with the 404 regulation and other regulations pertaining to the Sarbanes-Oxley Act.

                      (Unintelligible) ratio, 38.2, is substantially - was a substantial improvement over last year's ratio, 40.7. For the first six months of this year the expense ratio is 38.4% versus last year's, 41%.

                      Again, a big improvement even with the 404 additional expenses. And the - it's in line with our budget.

                      Income from operations in the quarter was 16.886 million or 11.8%. And for the first six months, 31.759 million or 11.7% versus last year's corresponding percentages of 11.4% and 9.8%. So overall, income from operations had an excellent improvement from last year.

                      As a result, net income for the quarter was 11.753 million or an increase of 37% over last year's 8.571 million. And for the first six months, 21.415 million -- a 61% increase from last year's six months.

                      And finally, EPS of 59 cents for the quarter and $1.09 for the first six months, both substantially better than last year's numbers.

                      Additional financial metrics -- cash increased to 107 million from 91 million at the start of the fiscal year and almost double than a year ago December where our cash position was at 59 million.

                      Days outstanding are down to 68.9 days -- down from the
                      70.7 days in the September quarter. And the 68.9 is the second best in many years. Debt remains at an insignificant number of 3 million.

                      In the quarter, hardware revenue was 42 million-plus or 30%, with a gross margin of 31.1%. Software revenue was at
                      23.5 million or 16.7% of overall revenue, with a gross margin of 74%.

                      And service revenue was at 75.7 million or 53.4% of total revenue, with a gross margin of 53.3% -- (all) numbers as expected and planned for a December quarter with a mix that we normally have in a December quarter.

                      From a distribution point, North America, EMEA - the Europe, Africa, Middle East - South America and the Asia Pacific, all regions exceeded their objectives. And had excellent revenue and profitability improvement over last year's and the quarter and year to date.

                      And then I'll ask Gary to give you the additional financial numbers.

Gary Kaufman:         Thanks, Tom.  The highlights of the December balance
                      sheet are as follows. The cash balance of 107 million is an increase of approximately 8 million over the September balance.

                      We generated approximately $18 million of cash year-to-date from operating activities, while spending 5.4 million on property, plant and equipment, 2.8 million on internally developed software and 8.8 million on the repurchase of common stock.

                      As for the buyback program, during quarter 2 we purchased 17,000 shares for $867,000. Thus far in Q3, the current quarter, we have purchased an additional 22,000 shares, which more than completes the first 1 million share buyout. And puts us into the second 1 million share tranche.

                      During the second quarter we also received 15.1 million from the exercise of employee stock options.

                      Net receivables have increased approximately 6.5 million from the September quarter. And as Tom said, days sales outstanding are 69 days -- down from 71 last quarter.

                      Net inventory has increased 3.7 million due to our increasing the monthly production of our Workstation 4. We anticipate a significant increase in the sales volume in the second half of the year.

                      Our inventory turns remained the same as last quarter at
                      5.8 turns. Prepaid expenses and other current assets increased $16 million from September, due primarily to income taxes receivable from the countries of Germany and the United States.

                      And deferred service revenues decreased $9 million to $44.5 million at December 31, due to the timing of our maintenance contract renewal billings. As you recall, December and June are the two quarters when our deferred revenue balances decrease.

                      And lastly, as you are aware, we purchased JTECH Communications on January 5, 2005. The numbers released today do not include any revenue or costs from JTECH.

                      Our guidance for JTECH going forward is approximately $8 million in revenue. And a break-even pretax income for the final six months of fiscal year 2005.

                      And then for fiscal year 2006 we forecast $17 million to $18 million of revenue. And 3 to 4 cents increase in earnings per share.

                      Tom?

Tom Giannopoulos:     Thanks, Gary.  In summary, the Q2 financial results were
                      excellent, continuing the strong momentum that we enjoyed in the first quarter, the September quarter.

                      Many new contracts were signed during the quarter including three milestone ones -- the Fairmont Hotels and Resorts' Central Reservation System, the MGM MIRAGE OPERA Enterprise of products for their 11 casinos, and also the Ritz Camera Centers -- as you know, we announced that -- which has chose the Java-based POS from Datavantage.

                      Additionally the InterContinental Hotels Group, the OPERA installations there continue.

                      During the second quarter we installed 192 hotels. During the third quarter, January through March, we're scheduled to install another 250-plus, which will bring the total number of hotels from a year ago to 1100. But of course, still (remain) to go.

                      We have added, as Gary indicated, to our portfolio products and family of businesses, JTECH Communications, per our press release of January 6.

                      We remain optimistic - cautiously optimistic about the future. Our guidance for the third quarter has been increased -- revenue between 135 and 140, net income between 10 million and 11 million.

                      We're also increasing our guidance for fiscal year 2005 to 555 million to 563 million - the range of 555 to 563. That's up from our original 520 and 530 and also from the 535 and 540 that we announced last October.

                      And then we're also increasing our net income to the range between 45 million and 48 million.

                      And thank you very much for attending our conference call. And (Maria), we'll take questions now, please. (Maria)?

Operator:             Thank you.  Ladies and gentlemen, if you would like to
                      register a question please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

                      If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question.

                      The first question comes from Gus Zinn from Waddell & Reed. Please go ahead.

Gus Zinn:             Thanks.  I was wondering if you could talk about the tax
                      rate going forward. I have it being a lot lower in the quarter. I'm just wondering if that's a sustainable rate.

Gary Kaufman:         Okay.  The tax...

Gus Zinn:             And one other thing just on - if you could talk about
                      software gross margins. Was there something one time-ish in the quarter because they were down quite a bit year-over-year. Thanks.

Gary Kaufman:         First off, the tax rate going forward will be
                      roughly 34%. So for doing your modeling, that's what I would use. Our Ireland subsidiary is - we're running more the profits and the sales in Europe through there. So as we do that, the rate will continue to come down.

                      And as for the software gross margin, we had a mix this quarter whereby there was more third-party sales of software than there was a year ago. And therefore the mix caused the shift this time. We don't make as much profit on third-party software that we resell.

Gus Zinn:             Thanks.

Man:                  Next question.

Operator:             The next question comes from Daniel Moore of CJS
                      Securities.

Daniel Moore:         Yes.  Good afternoon.  Obviously a very solid quarter.
                      Talk a little bit about maybe some opportunities in other verticals outside of the core. You started to talk a little bit more about maybe the opportunities in hospitals.

                      How large is that market? Who are your major competitors? And, you know, what do you need to do to your product offering in able to - in order to adapt it to the hotel market - to the hospital market, excuse me.

Tom Giannopoulos:     It's not really a core business for us.  It's - we're
                      trying to develop. We have - we believe we have a software package. We have a couple - two or three orders in Australia, a couple of orders in the U.S..

                      We have pilot programs with hospitals in the Baltimore-Washington area. Our hope for this year is somewhere around 5 million. You know, our hope for the next couple years is to grow that business to 50 million. And add to the restaurant and retail and also to the hotel business.

                      So like everything else, we're approaching it with common sense. And we're developing the product first. We're testing it with X number of customers. We have some initial sales, which supports our - the capabilities of the product.

                      And - but we're not counting, you know, for a significantly large revenue stream, at least not this fiscal year, (2005).

Daniel Moore:         Okay.  Focus on expenses a little bit.  SG&A jumped about
                      18% year-over-year. Still showing very good leverage there. And I know you mentioned the kind of Sarbanes-Oxley costs.

                      Do you expect to see that type of growth in SG&A going forward for the next couple of quarters? Or do you anticipate greater leverage as we go forward?

Gary Kaufman:         I would say that we're at the top end.  It may go as high
                      as 55 but we're working to get it down below that.

Daniel Moore:         Okay.  Great.  And then finally, talk a little bit about
                      JTECH. What does the mix look like in terms of breakdown
                      -- hardware, software and services?

                      And in terms of strategic benefit, are there key accounts that are JTECH customers that are - you're not currently serving? And that you hope to pick up going forward?

Gary Kaufman:         One of the good things about JTECH, they sell -
                      they have several customers that we sell to but they have several that we don't. And I can just read you some of the names that they have as their major customers.

                      There's (Breaker), Outback, Darden, which basically we are not in. Panera is one that we are. Appleby's is one that we're really not in. LongHorn, Ruby Tuesday's -- we're very big there, and the list goes on.

                      So what we're looking for primarily is getting some ins into these restaurants that we're not in currently through the sales force that JTECH has.

Tom Giannopoulos:     And Daniel, our strategy is basically the same as the
                      acquisition of Fidelio and the acquisition of Datavantage.

                      We have purchased a very nice managed - well-managed company with strong management and employee base. They have very nice products. There's a lot of cross selling that we can do.

                      Our distribution channels, both in the U.S. and overseas can add their product and their product portfolio so they
                      - when they can visit a restaurant customer or any other customer, retail customer as well, they can have that product in their portfolio.

                      So it's the same strategy as all the others -- just good product, good management, excellent employees. And trying to leverage our distribution channels to grow them substantially than the growth that they could do by themselves.

Daniel Moore:         Very helpful.  Thank you.

Operator:             The next question comes from Liam Burke from Ferris,
                      Baker Watts. Please go ahead.

Liam Burke:           Thank you.  Tom, getting back to the margin question,
                      I know that you had some staffing on the service side to address some anticipated demand, especially on the InterContinental side.

                      It looks like on a quarter-to-quarter basis margins are getting a lot better on the services side. Is that a trend we can count on through the rest of the year? Or do you anticipate any more staffing needs? Or can we hope to see some additional leverage off that line?

Tom Giannopoulos:     The margin on the service side improved from 50.7% in the
                      September quarter to the (53.4)% in this quarter.

Liam Burke:           Right.

Tom Giannopoulos:     Obviously it's an improvement.  Obviously it's utilization of the employees that we hired for the InterContinental
                      Hotels Group rollout.

                      So our staffing I believe, you know, at least for the businesses that we foresee in the next six months, is complete other than obviously replacing attrition and so forth.

Liam Burke:           Right.

Tom Giannopoulos:     But the service revenue - remember, our goal
                      is between 50 to 55. And as long as we stay in that particular range, we can obviously meet the 50% overall margin for all their - all the various - the three segments that we have.

                      So 53.3 is within our range. Staffing is complete. So hopefully we'll improve to the 55 level.

Liam Burke:           Okay.  Thank you.

Operator:             The next question comes from Jim Yin of EKN.  Please go
                      ahead.

Jim Yin: Thank you. Can you talk a little bit about the effect of the euro exchange rate? What's the impact on your top line and bottom line? And what assumption are you making on exchange rates going forward?

Tom Giannopoulos:     The impact this quarter for the revenue is about
                      3 million. And then for the bottom line was about 500,000.

                      The assumption that we're making is that it's going to stay between 1.25 and 1.35 -- in that particular range. So that's the basis on which we have projected our revenue for the next six months.

Jim Yin: Okay. And your guidance for Q3 is a small sequential decline. Is this because of a seasonal pattern or are you just being somewhat cautious in your guidance? Thank you.

Tom Giannopoulos:     Well we - every quarter is different for us.
                      So you're never going to see sequential growth from one quarter to the other. The March quarter normally is the second most - less seasonal quarter, the September quarter being one.

                      Our stronger quarters are the December quarters and the June quarters. So it's consistent with the revenue streams of the March quarters.

                      Next question.

Operator:             The next question comes from David White from Stephens
                      Inc. Please go ahead.

David White:          Yes.  I just have quick question and maybe I missed
                      it earlier. But could you break out maintenance revenue and professional services revenue for me?

Tom Giannopoulos:     Peter will do that, David.

Peter Rogers:         David the maintenance revenue for the quarter was
                      41.668 million. And so, you know, the total service revenue is 75.755. So the other revenue is 34.087 million, which includes training and whole other portfolio - different services business.

David White:          Okay.  Thanks.  That's all I had.

Tom Giannopoulos:     Next question.

Operator:             As a reminder, to register for a question please press the
                      1 followed by the 4 on your telephone. Mr. Giannopoulos, there are no further questions. I'll turn the call back to you to either...

Tom Giannopoulos:     Okay.  Thank you, (Maria) and thank you, everyone.
                      We'll talk to you again in April. Thank you.

Operator:             Ladies and gentlemen, that does conclude the conference
                      call for today. We thank you for your participation and ask that you please disconnect your lines.

                                       END